Exhibit (99.2)

FINANCIAL STATEMENTS 2007-2008

for the year ended March 31, 2008

Financement-Québec

Québec

TABLE OF CONTENTS

MANAGEMENT’S REPORT	3

AUDITOR’S REPORT	4

FINANCIAL STATEMENTS	5

INCOME AND ACCUMULATED SURPLUS	5

STATEMENT OF FINANCIAL POSITION	6

CASH FLOWS	7

NOTES TO THE FINANCIAL STATEMENTS	8

MANAGEMENT’S REPORT

The financial statements of Financement-Québec have been drawn up by the management of the Corporation, which is responsible for their preparation and their presentation, including significant judgements and estimates. This responsibility includes choosing appropriate accounting practices that satisfy Canadian generally accepted accounting principles. The financial information contained in the rest of the operational report agrees with the information given in the financial statements.

To carry out its responsibilities, the management of the Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that assets are protected and that operations are correctly accounted for in a timely fashion, are duly approved and are such as to produce reliable financial statements.

The management of the Corporation acknowledges that it is responsible for managing the affairs of the Corporation in accordance with the laws and regulations that govern it.

The Board of Directors must oversee how the Corporation’s management carries out the responsibilities incumbent on it in terms of financial information and it has approved the financial statements.

The Auditor General of Québec has audited the Corporation’s financial statements in accordance with Canadian generally accepted auditing standards, and his report sets out the nature and extent of this audit and expresses his opinion.

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Québec City, May 30, 2008

AUDITOR’S REPORT

To the Minister of Finance,

I have audited the statement of financial position of Financement-Québec as at March 31, 2008 and the statement of income and accumulated surplus as well as the statement of cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally Canadian accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at March 31, 2008 and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), I report that, in my opinion, these principles have been applied on a basis consistent with that of the preceding year.

Auditor General of Québec

/s/ Renaud Lachance
Renaud Lachance, CA

Québec City, May 30, 2008

Financement-Québec	Financial Statements 2007-2008

FINANCIAL STATEMENTS

Income and Accumulated Surplus

For the fiscal year ended March 31, 2008

(Thousands of dollars)

	2008	2007
NET INTEREST INCOME
Interest on loans	602 250	555 561
Amortization of discounts and premiums on loans	639	683
Interest on borrowings and advances	(652 645)	(581 985)
Amortization of discounts and premiums on borrowings and advances	4 186	4 822
Interest on current investments	47 536	22 484

	1 966	1 565

OTHER OPERATIONS
Net issue expenses charged to borrowers	6 935	4 867
Administration expenses charged to borrowers	2 242	2 455

	9 177	7 322

	11 143	8 887

OPERATION AND ADMINISTRATION EXPENSES
Wages, salaries and allowances	394	283
Professional, administrative and other services	51	177
Transportation and communications	—	3
Service agreement with the Financing Fund	756	698
Other	26	45

	1 227	1 206

SURPLUS FOR THE YEAR	9 916	7 681
ACCUMULATED SURPLUS AT THE BEGINNING	74 329	66 648

ACCUMULATED SURPLUS AT THE END	84 245	74 329

Financement-Québec	Financial Statements 2007-2008

Statement of Financial Position

As at March 31, 2008

(Thousands of dollars)

	2008	2007
ASSETS
Loans (note 3)	13 397 751	12 096 002
Accrued interest on loans	185 734	190 410

	13 583 485	12 286 412
Cash position	7	35
Current investments (note 4)	1 031 762	47 987
Accounts receivable	791	835

	14 616 045	12 335 269

LIABILITIES
Borrowings (note 5)	13 725 550	11 056 000
Advances from the Consolidated Revenue Fund (note 6)	604 483	1 003 839
Accrued interest on borrowings and advances	172 824	180 978
Deferred premiums and discounts on borrowings and advances	17 333	7 660
Accounts payable	363	633
Deferred income	1 247	1 830

	14 521 800	12 250 940
Net assets
Capital stock (note 8)	100	100
Contributed surplus	9 900	9 900
Accumulated surplus	84 245	74 329

	14 616 045	12 335 269

The notes are an integral part of the financial statements.

FOR THE BOARD OF DIRECTORS

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Financement-Québec	Financial Statements 2007-2008

Cash Flows

For the fiscal year ended March 31, 2008

(Thousands of dollars)

	2008	2007
OPERATING ACTIVITIES
Surplus for the year	9 916	7 681
Adjustments for:
Amortization of discounts and premiums on loans	(639)	(683)
Amortization of discounts and premiums on borrowings and advances	(4 186)	(4 822)

	5 091	2 176

Changes in non-cash items related to operating activities:
Accrued interest on loans	4 676	(19 328)
Accounts receivable	44	(533)
Accrued interest on borrowings and advances	(8 154)	12 126
Accounts payable	(270)	577
Deferred income	(582)	25

	(4 286)	(7 133)

Cash flows from operating activities	805	(4 957)

INVESTING ACTIVITIES
Loans	(2 490 462)	(2 495 063)
Loan repayments	1 189 352	1 413 989

Cash flows used for investing activities	(1 301 110)	(1 081 074)

FINANCING ACTIVITIES
Short-term borrowings	12 301 282	11 363 973
Long-term borrowings	2 009 063	2 526 848
Repayments of advances from the Consolidated Revenue Fund	(395 561)	(7 315)
Repayments of long-term borrowings	(500 000)	(998 180)
Repayments of short-term borrowings	(11 130 732)	(11 751 373)

Cash flows from financing activities	2 284 052	1 133 953

CHANGE IN CASH AND CASH EQUIVALENTS	983 747	47 922
CASH AND CASH EQUIVALENTS AT THE BEGINNING	48 022	100

CASH AND CASH EQUIVALENTS AT THE END (note 9)	1 031 769	48 022

The notes are an integral part of the financial statements.

Financement-Québec	Financial Statements 2007-2008

NOTES TO THE FINANCIAL STATEMENTS

1. Constitution, Purpose and Financing

Financement-Québec (the Corporation) was incorporated under An Act respecting Financement-Québec (R.S.Q., c. F-2.01) which entered into force on October 1, 1999. The Corporation is a legal person with share capital and is a mandatary of the State.

The Corporation’s main purpose is to supply financial services to public organizations covered by its act of incorporation. It finances them directly by granting them loans or by issuing debt securities on their behalf. It advises them to facilitate their access to credit and to minimize their financing costs and, to that end, it develops financing programs. It may also manage the financial risks of these organizations, in particular cash flow risks and exchange risks. The Corporation may also provide public organizations with technical services regarding financial analysis and management.

The Corporation charges loan issuance expenses to borrowers to offset those incurred by the Corporation on borrowings made. The Corporation also charges administration expenses to borrowers. The level of expenses charged is subject to government approval.

Financement-Québec issues debt securities that are guaranteed by the Québec government.

Financement-Québec is subject neither to Québec nor to Canadian income tax.

Financement-Québec	Financial Statements 2007-2008

2. Accounting Principles

For the purposes of preparing its financial statements, the Corporation primarily uses the Public Sector Accounting Handbook. Use of any other source of generally accepted accounting principles is consistent with that Handbook.

In accordance with Canadian generally accepted accounting principles, the preparation of the Corporation’s financial statements requires that management make use of accounting estimates and assumptions. These have an impact on the recognition of assets and liabilities, the presentation of assets and contingency liabilities on the date of the financial statements and the recognition of proceeds and charges during the period covered by the financial statements. The actual results may differ from these estimates.

Current Investments

Current investments are recorded at the lesser of cost and market value.

Deferred Income and Expenses

Deferred income and expenses are amortized over the remaining term of each security using the straight-line method.

Currency Translation

Borrowings and advances from the Consolidated Revenue Fund denominated in foreign currencies and repayable in Canadian currency under currency swap contracts are determined at the exchange rate stipulated in such contracts.

Cash and cash equivalents

The Corporation presents, under cash and cash equivalents, bank balances and current investments that are easily convertible in the short term into a known amount of cash whose value is not likely to change significantly.

Financial Derivatives

Financement-Québec uses financial derivatives to manage interest rate and exchange risks. It is the policy of the Corporation not to use financial derivatives for trading or speculative purposes.

The Corporation documents in due form the relations between hedging instruments and hedged items by associating all the financial derivatives used in hedging operations with specific assets and liabilities shown on the balance sheet or the statement of cash flows. The exchange risk management strategy and objective on which the various hedging operations are based are also documented. It also methodically determines, both when implementing the hedge and subsequently, whether the derivatives used in hedging operations effectively offset the changes in fair values or cash flows of the hedged items.

Financement-Québec	Financial Statements 2007-2008

Gains and losses realized on derivatives by the Corporation are posted to the income statement at the same time as those associated with the hedged assets or liabilities.

3. Loans

Borrowers

(Thousands of dollars)

	March 31, 2008	March 31, 2007
School boards	4 794 388	4 585 250
General and vocational colleges	1 542 037	1 485 858
Health and social services institutions and agencies	4 833 570	4 012 394
University institutions and others	2 227 756	2 012 500

	13 397 751	12 096 002

Due in Fiscal year
2008	—	326 057
2009	1 554 815	1 564 302
2010	1 682 352	1 818 582
2011	393 727	424 766
2012	2 010 104	2 138 653
2013	1 893 555	2 000 417
2014-2034	5 863 198	3 823 225

	13 397 751	12 096 002

Maturities and interest rates on loans made by the Corporation are, with a few exceptions, identical to those of advances received from the Consolidated Revenue Fund and the borrowings contracted for this purpose taking into consideration currency and interest rate swap contracts, if any. However, depending on the amounts available, the Corporation may make new loans from repayments of loans. These new loans are made at interest rates and maturities that may differ from the conditions of the advance or borrowing initially received.

The balance of discounts and premiums on loans to be amortized over subsequent years was $595 998 as at March 31, 2008.

Financement-Québec	Financial Statements 2007-2008

4. Current Investments

Current investments, recorded at cost, consist of six discount notes at fixed interest rates ranging from 3.6100% to 4.8102% respectively and a note at par at 3.5%. These investments will mature during the next fiscal year.

5. Borrowings

(Thousands of dollars)

	March 31, 2008		March 31, 2007
Due in Fiscal year	Amount	Rate (%)	Amount
Repayable in Canadian currency
2008			500 000
2009	2 276 050	4.7814 to 5.9515; variable[1,2]	1 105 500
2010	1 500 000	3.849 to 4.8683; variable[2]	1 500 000
2011	400 000	3.779 to 4.2075	400 000
2012	1 900 000	4.16 to 5.2764; variable[2]	1 900 000
2013	1 020 000	4.134 to 5.0625	1 020 000
2014	3 056 000	3.718 to 5.123; variable[2]	1 781 000
2015	1 000 000	3.839 to 4.7203	400 000
2016	509 400	4.2978 to 6.393	509 400
2035	349 900	5.25	225 900

	12 011 350		9 341 800
Plus:
Currency swap contracts in Canadian currency	1 714 200		1 714 200

Total in Canadian currency	13 725 550		11 056 000

Repayable in United States currency
2013	782 000	5.391 to 5.82	782 000

Less:
Currency swap contracts in Canadian currency	782 000		782 000

Total in United States currency	—		—

Amount carried forward	13 725 550		11 056 000

Financement-Québec	Financial Statements 2007-2008

	March 31, 2008		March 31, 2007
Due in Fiscal year	Amount	Rate (%)	Amount
Balance forward	13 725 550		11 056 000

Repayable in euros

2009	932 200	4.9005 to 5.861; variable[3]	932 200

Less:

Currency swap contracts in Canadian currency	932 200		932 200

Total in euros			—

Total borrowings	13 725 550		11 056 000

Note:	All these borrowings are repayable solely at maturity. Borrowings maturing during the fiscal year ending March 31, 2009 include $1 170 550 000 of short-term borrowings. All long-term borrowings are guaranteed by the Québec government.

1	Short-term borrowings bear interest at rates varying from 1.5517% to 3.9808%.
2	Rate of 3-month bankers’ acceptances plus a spread varying between minus 0.0175% and plus 0.2680%.
3	Rate of 3-month bankers’ acceptances plus 0.3877% and 0.3190%.

Financement-Québec	Financial Statements 2007-2008

6. Advances from the Consolidated Revenue Fund

(Thousands of dollars)

	March 31, 2008		March 31, 2007
Due in Fiscal year	Amount	Rate (%)	Amount
Repayable in Canadian currency
2008			395 508
2009	5 000	6.98	5 000
2010	387 924	5.50 to 11.00	388 498
2012	62 894	9.5	64 428
2023	148 665	9.375	150 405

	604 483		1 003 839

Total advances from the Consolidated Revenue Fund	604 483		1 003 839

The amounts of principal payments to be made on advances from the Consolidated Revenue Fund over the next five fiscal years are as follows:

(Thousands of dollars)

Fiscal year	Amount
2009	8 848
2010	390 624
2011	3 274
2012	60 032
2013	1 740

Financement-Québec	Financial Statements 2007-2008

7. Financial Instruments

Financement-Québec uses interest rate swap contracts to manage interest rate risks on its financial intermediation activities. Interest rate swap contracts give rise to the periodic exchange of interest payments without an exchange of the reference face amount on which the payments are based and are recorded as an adjustment to the interest expense on the hedged borrowing instrument. The volume of interest rate swap contracts in Canadian currency as at March 31, 2008 is $17 047 million (March 31, 2007: $15 600 million).

Financement-Québec also uses currency swap contracts to manage its risk exposure under certain borrowing instruments denominated in foreign currencies. The Corporation shows currency swap contracts as hedging of its firm commitments to pay the principal and interest on the debt denominated in foreign currencies, failing which it would be exposed to a foreign exchange risk. Exchange gains and losses on the principal covered by swap contracts are offset by corresponding exchange losses and gains on the debt denominated in foreign currencies.

The fair value of Financement-Québec’s assets and liabilities as at March 31, 2008 was valued by discounting cash flows at the market rate for similar fixed-rate securities. Interest rate and currency swap contracts are used solely for hedging purposes and are valued in the same way as assets and liabilities.

(Millions of dollars)

	March 31, 2008		March 31, 2007
	Book value	Fair value	Book value	Fair value
Borrowings and Advances
Borrowings	13 726	13 901	11 056	11 104
Advances from the Consolidated Revenue Fund	604	704	1 004	1 113
Currency swap contracts	—	121	—	154
Interest rate swap contracts	—	140	—	(20)

Total for borrowings and advances	14 330	14 866	12 060	12 351

Loans
Total for loans	13 398	13 886	12 096	12 343

The value of other asset and liability financial instruments corresponds essentially to book value in view of their nature or the short-term maturity of these instruments.

Financement-Québec	Financial Statements 2007-2008

8. Capital Stock

Description

Authorized:

1 000 000 shares with a par value of $100 each.

Issued and paid for:

1 000 shares: $100 000

The Corporation’s shares are held by the Minister of Finance of Québec.

9. Cash Flows

(Thousands of dollars)

	2008	2007
Cash and cash equivalents
Cash position	7	35
Current Investments	1 031 762	47 987

	1 031 769	48 022

Interest paid by the Corporation during the year amounted to $655 312 807 (2007: $570 458 232).

10. Related Party Transactions

In addition to the related party transactions already disclosed in the financial statements and recorded at exchange value, the Corporation is related to all the ministries and special funds as well as all the organizations and enterprises controlled directly or indirectly by the Québec government or subject either to joint control or to significant common influence by the Québec government. All the Corporation’s business transactions with these related parties were carried out in the normal course of its activities and under usual business conditions. These transactions are not separately disclosed in the financial statements.

11. Comparative Figures

Some figures for the preceding fiscal year have been reclassified for consistency with the presentation adopted in the current fiscal year.